Exhibit 10.1
PINTEREST, INC.
2019 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK GRANT NOTICE
Pinterest, Inc., a Delaware corporation (the “Company”), pursuant to the Pinterest, Inc. 2019 Omnibus Incentive Plan and any applicable sub-plan for a particular country, as applicable (together, the “Plan”), has granted to the participant set forth below (the “Participant”), as of the date set forth below (the “Date of Grant”), a restricted stock award consisting of the number of shares of Common Stock set forth below (the “Shares”). The Shares are subject to all of the terms and conditions set forth in this Restricted Stock Grant Notice (the “Grant Notice”) and the Restricted Stock Agreement (the “Restricted Stock Agreement”) and the Plan, both of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined in this Grant Notice but defined in the Plan or the Restricted Stock Agreement will have the same definitions as in the Plan or the Restricted Stock Agreement. Except as explicitly stated otherwise, in the event of any conflict between the terms of the Grant Notice and the Plan, the terms of the Plan will control.

Participant:	William Ready
Date of Grant:	August 31, 2022
Total Number of Shares:	934,579
Vesting Commencement Date:	July 20, 2022
Award ID:	200926473

Vesting Schedule:     Except as set forth in that certain Executive Severance and Change in Control Agreement dated June 29, 2022 (the “Severance Agreement”), so long as (i) Participant continuously holds the “Investment Shares” (as defined in that certain offer letter by and between the Company and Participant dated June 29, 2022 (the “Offer Letter”)) through each quarterly vesting date set forth on the “Time- Based Vesting Schedule”, and (ii) Participant’s Continuous Service Status as the Chief Executive Officer (as provided in Section 2 of the Restricted Stock Agreement) does not terminate (and provided that no further time-based vesting shall occur following the date of such termination), the Shares shall vest in accordance with the “Time- Based Vesting Schedule” attached to the end of this Grant Notice. Except as set forth in the Severance Agreement, if Participant ceases to hold all of the Investment Shares or ceases to be in Continuous Service Status as the Chief Executive Officer (as provided in Section 2 of the Restricted Stock Agreement), any then Unvested Shares shall be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company. Prior to vesting, Participant shall not assign, encumber or dispose of any interest in such Unvested Shares.

Tax Withholding Obligations:

As a condition to acceptance of this award of Shares, to the greatest extent permitted under the Plan and Applicable Laws, any Tax Withholding Obligations will be satisfied in accordance with Section 5 of the Restricted Stock Agreement.

By clicking “Accept” or otherwise accepting this grant, Participant hereby agrees to all of the following:
•This award of Shares is granted under and governed by the terms and conditions of this Grant Notice, the Plan, the Restricted Stock Agreement (which includes the Country-Specific Addendum, if any), and any ancillary documents, all of which are attached to and made a part of this Grant Notice.

•Participant acknowledges and agrees that Participant has reviewed the Plan and the Restricted Stock Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting the Shares, and fully understands all provisions of the Plan, this Grant Notice and the Restricted Stock Agreement.

•Participant agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Restricted Stock Agreement.

By clicking “Disagree”, you decline to accept this grant and your Shares grant will be immediately cancelled in its entirety.

Time-Based Vesting Schedule

Lapse Date	Units Lapsing
10/20/2022	58,411
1/20/2023	58,411
4/20/2023	58,411
7/20/2023	58,411
10/20/2023	58,411
1/20/2024	58,412
4/20/2024	58,411
7/20/2024	58,411
10/20/2024	58,411
1/20/2025	58,411
4/20/2025	58,412
7/20/2025	58,411
10/20/2025	58,411
1/20/2026	58,411
4/20/2026	58,411
7/20/2026	58,412

PINTEREST, INC.
2019 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT

Pursuant to your Restricted Stock Grant Notice (the “Grant Notice”) and this Restricted Stock Agreement (the “Agreement”), Pinterest, Inc., a Delaware corporation (the “Company”), has granted you (“Participant”), as of the Date of Grant set forth in the Grant Notice, a restricted stock award consisting of the number of Shares set forth in the Grant Notice pursuant to the Company’s 2019 Omnibus Incentive Plan and any applicable sub-plan for a particular country (together, the “Plan”). Capitalized terms not explicitly defined in this Agreement or in the Grant Notice but defined in the Plan or in the Grant Notice shall have the meaning ascribed to them in the Plan, the Grant Notice.
1.Grant of Restricted Stock. Subject to the terms and conditions of this Agreement and the Grant Notice, the Company hereby grants to Participant the number of shares of the Company’s Common Stock (the “Shares”) set forth in the Grant Notice as consideration of services rendered by Participant to the Company and/or Participant’s Employer (the “Employer”). As used elsewhere herein, the term “Shares” refers to all of the Shares granted hereunder and all securities received in connection with the Shares pursuant to stock dividends or splits, all securities received in replacement of the Shares in a recapitalization, merger, reorganization, exchange or the like, and all new, substituted or additional securities or other property to which Participant is entitled by reason of Participant’s ownership of the Shares. Shares that have not yet vested as of a given time pursuant to the Time-Based Vesting Schedule described in the Grant Notice are referred to herein as “Unvested Shares.” By Participant’s acceptance of this grant and the Company’s making of this grant, Participant and the Company agree that this grant of Shares is governed by the terms and conditions of this Agreement, as well as the Grant Notice and the Plan, which are attached to and made a part of this Agreement.

2.Vesting Schedule. Except as otherwise provided in the Plan or the Severance Agreement, the Shares shall vest as described in the Grant Notice, subject to (i) Participant’s continuous holding of the Investment Shares through each quarterly vesting date, and (ii) Participant’s Continuous Service Status as the Chief Executive Officer through such quarterly vesting date. If Participant ceases to hold all of the Investment Shares or terminates Participant’s Continuous Service Status as the Chief Executive Officer of the Company, all Unvested Shares shall be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company. Notwithstanding anything to the contrary in the Plan, Participant will not be deemed to be in Continuous Service Status if there is any interruption or termination of service as the Chief Executive Officer of the Company, as determined by the Administrator in good faith and subject to Applicable Laws. Fractional shares shall be rounded down to the nearest whole share.

3.Limitations on Transfer. In addition to any other limitation on transfer created by Applicable Laws, this Agreement, the Grant Notice and the Plan, Participant shall not assign, encumber or dispose of any interest in the Unvested Shares.
(a)Compliance with Insider Trading Policy. Without limitation of any other restriction on transfer set forth in this Agreement, the Grant Notice or the Plan, Participant shall comply with the Company’s Insider Trading Policy as may be adopted or amended from time to time by the Board (the “Insider Trading Policy”). To the extent Participant is not an employee of the Company, Participant shall comply with the Company’s Insider Trading Policy in the same manner as if Participant were deemed an employee of the Company as defined in the Insider Trading Policy. Participant shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of (“Transfer” or “Transferred”) any Common Stock at any time other than during trading windows as proscribed by the Company from time to time in accordance with the Insider Trading Policy, except as otherwise permitted by the Insider Trading Policy (e.g., in connection with certain bona fide gifts).

(b)Forfeiture Upon Termination of Participant’s Continuous Service Status and Other Events. Notwithstanding any contrary provision of this Agreement, the Grant Notice or the Plan, unless otherwise set forth in the Severance Agreement in the event of (i) Participant’s failure to continuously hold the Investment Shares, or (ii) any voluntary or involuntary termination of Participant’s Continuous Service Status as the Chief Executive Officer prior to vesting pursuant to the Vesting Schedule set forth in Section 2 above for any reason (including death or Disability), the then Unvested Shares will thereupon be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company upon the date of such termination, and Participant will have no further rights or interests with respect to such Unvested Shares. Further, unless otherwise set forth in the Severance Agreement or approved by the Company, Participant’s right to vest in the Shares will terminate as of the earlier of the date of Participant’s failure to continuously hold the Investment Shares and termination of Participant’s Continuous Service Status as the Chief Executive Officer, and will not be extended by any contractual notice period or any period of “garden leave” or similar notice period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any.
4.Escrow of Unvested Shares. Participant hereby acknowledges that any Unvested Shares will be held in escrow and shall bear restrictive legends. Participant further acknowledges that the Company will appoint an escrow holder, which may be any stock administrator or other service provider of the Company designated by the Company for this purpose, and which designation may be changed from time to time, and that said appointment is coupled with an interest and is accordingly irrevocable. Participant agrees that said escrow holder shall have the power to take all such actions and to effectuate all such transfers and/or releases as are required in accordance with the terms of this Agreement or the Plan. Participant agrees that said escrow holder shall not be liable to any party hereof (or to any other party). The escrow holder may rely upon any letter, notice or other document purported to be validly executed and genuine and may resign at any time. Participant agrees that, following the vesting of any Unvested Shares, the Company shall cause any restrictive legends to be removed, shall cause such Shares to be released from escrow, may cause such Shares to be transferred to being held by the Company’s stock administrator, equity plan administrator or other service provider, and may permit Participant to cause such Shares to be transferred to a stock broker.

5.Responsibility for Taxes. As a condition to the grant and vesting of the Shares, Participant acknowledges that, regardless of any action taken by the Company or, if different, the Employer, the ultimate liability for all income tax, social security contributions (including employer’s social security contributions to the extent such amounts may be lawfully recovered from the Participant), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items (or any equivalent or similar taxes, contributions or other relevant taxrelated items in any relevant jurisdiction) or required deductions, withholdings or payments legally applicable to him or her and related to the receipt or vesting of the Shares, the subsequent sale of the Shares or the participation in the Plan (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges and agrees that Participant is solely responsible for filing all relevant documentation that may be required in relation to the Shares or any TaxRelated Items (other than filings or documentation that is the specific obligation of the Company, its Parent, Subsidiaries or Affiliates (the “Company Group”) pursuant to Applicable Laws), such as, but not limited to, personal income tax returns or reporting statements in relation to the receipt or vesting of the Shares, the holding of Shares or any bank or brokerage account, the subsequent sale of Shares, and the receipt of any dividends.
Participant further acknowledges that the Company and/or the Employer: (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Shares, including, but not limited to, the receipt or vesting of the Shares, the subsequent sale of the Shares and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Shares to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result.
Participant also understands that Applicable Laws may require varying Share valuation methods for purposes of calculating Tax-Related Items, and the Company assumes no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or TaxRelated Items that may be required of Participant under Applicable Laws.
By entering into this Agreement, Participant agrees to indemnify the Company, and any relevant Parent, Subsidiary or Affiliate, against all and any liability for any taxes or Tax-Related Items which may arise in respect of or in connection with the Shares (or, for the avoidance of doubt, any shares granted or provided to Participant by way of rollover, assumption or replacement of the Shares).
Further, if Participant is subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Pursuant to this Agreement and subject to Applicable Laws, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy Participant’s Tax Withholding Obligations by (i) withholding from Participant’s wages or other compensation paid to Participant by the Company or the Employer, (ii) withholding from proceeds of the sale of the Shares either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization) without further consent, (iii) requiring the delivery of a number of the Shares to the Company upon vesting or (iv) such other method as determined by the Company; provided that, unless otherwise determined by the Administrator, if Participant is an “officer” as defined under Section 16 of the Exchange Act, the Tax Withholding Obligations shall be satisfied by clause (iii) above.

Depending on the method of satisfying the Tax Withholding Obligations, the Company may pay, withhold or account for such Tax Withholding Obligations by considering applicable minimum statutory withholding amounts or other applicable tax or withholding rates, including maximum applicable rates, in which case Participant will (depending on the laws of the relevant jurisdiction) receive a refund of any over-withheld or over-paid amount in cash or otherwise be able to claim relief in respect of any such over-withheld or over-paid amount, and will in any event have no entitlement to the Share equivalent.
Participant agrees to pay to the Company or the Employer any amount of Tax Withholding Obligations that the Company or the Employer may be required to pay, withhold or account for as a result of Participant’s receipt or vesting of the Shares or the participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to release the Shares from escrow if Participant fails to comply with his or her obligations in connection with the Tax Withholding Obligations.
Participant understands that Participant may suffer adverse tax consequences as a result of Participant’s receipt, the vesting of the Shares and/or the disposition of such Shares.
Participant represents that Participant has consulted any tax consultants Participant deems advisable in connection with the receipt of the Shares, the vesting of the Shares and/or the disposition of such Shares and that Participant is not relying on the Company (or the Employer) for any tax advice.
6.Section 83(b) Election. Participant understands that Section 83(a) of the Code, taxes as ordinary income the difference between the amount paid, if any, for the Shares and the Fair Market Value of the Shares as of each quarterly vesting date. Participant understands that Participant may elect to be taxed at the time the Shares are granted, rather than when such Shares vest, by filing an election under Section 83(b) (an “83(b) Election”) of the Code with the Internal Revenue Service within thirty (30) days from the date of grant of the restricted stock award. Participant understands that failure to file such an election in a timely manner may result in adverse tax consequences for Participant. Participant acknowledges that the foregoing is only a summary of the effect of United States federal income taxation with respect to grant of the Shares hereunder, does not purport to be complete, and is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Participant further acknowledges that the Company has directed Participant to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which Participant may reside, and the tax consequences of Participant’s death, and Participant has consulted, and has been fully advised by, Participant’s own tax advisor regarding such tax laws and tax consequences or has knowingly chosen not to consult such a tax advisor. Participant further acknowledges that neither the Company nor any subsidiary or representative of the Company has made any warranty or representation to Participant with respect to the tax consequences of Participant’s receipt of the Shares or of the making or failure to make an 83(b) Election. PARTICIPANT (AND NOT THE COMPANY, ITS AGENTS OR ANY OTHER PERSON) SHALL BE SOLELY RESPONSIBLE FOR APPROPRIATELY FILING SUCH FORM WITH THE IRS, EVEN IF PARTICIPANT REQUESTS THE COMPANY, ITS AGENTS OR ANY OTHER PERSON MAKE THIS FILING ON PARTICIPANT’S BEHALF.
Participant agrees that, if Participant decides to make an 83(b) Election, Participant will complete, execute and promptly deliver to the Company a copy of Participant’s completed and executed 83(b) Election, in the form attached hereto as Exhibit A.

7.Nature of Grant. In accepting the Shares, Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the Shares is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock, or benefits in lieu of restricted stock, even if shares of restricted stock have been granted in the past;
(c)all decisions with respect to future restricted stock or other grants, if any, will be at the sole discretion of the Company;
(d)Participant is voluntarily participating in the Plan;

(e)the Shares are not intended to replace any pension rights or compensation and are outside the scope of Participant’s employment contract, if any;
(f)the Shares, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculat ing any severance, resignation, termination, redundancy, dismissal, end-of- service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)unless otherwise provided in the Plan or by the Company in its discretion, the Shares and the benefits evidenced by this Agreement do not create any entitlement to have the Shares or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(h)no entity in the Company Group shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar or the selection by the Company or any member of the Company Group in its sole discretion of an applicable foreign exchange rate that may affect the value of the Shares (or the calculation of income or Tax-Related Items thereunder) or of any amounts due to Participant pursuant to the subsequent sale of the Shares.
8.Stockholder Rights. Subject to the terms of this Agreement, prior to the date on which a Share vests, the Participant shall have, with respect to such Share, all rights of a stockholder of the Company, including the right to vote such Share and the right to receive all dividends paid with respect to such Share at the same time as stockholders generally; provided, that (i) the right to vote and receive dividends shall terminate immediately with respect to any Shares upon forfeiture pursuant to this Agreement, the Grant Notice or the Plan and (ii) stock dividends shall be subject to the provisions of this Agreement, the Grant Notice and the Plan in the same manner as the corresponding Share to which such dividends or distributions relate.

9.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s receipt, vesting or sale of the Shares. Participant is hereby advised to consult with Participant’s own personal tax, legal and financial advisors regarding Participant’s participation in the Plan and the receipt of Shares before accepting this Agreement or otherwise taking any action related to the Shares or the Plan.
10.Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other Award materials by and among the entities in the
Company Group for the purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that the Company Group may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Awards, or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the purpose of implementing, administering and managing the Plan. Participant understands that Data will be transferred to such stock plan service provider as may be selected by the Company, presently or in the future, which may be assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant authorizes the Company, the stock plan service provider as may be selected by the Company, and any other possible recipients which may assist the Company, presently or in the future, with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke Participant’s consent, or instructs the Company to cease processing of the Data, Participant’s Continuous Service Status will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent, or instructing the Company to cease processing, is that the Company would not be able to grant Participant the Shares, Awards or any other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing Participant’s consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact Participant’s local human resources representative.

11.Recoupment.

(a)In the event that Participant engages in any Detrimental Activity, the Board may, in its sole discretion, require Participant to repay to the Company the Shares (or equivalent cash value thereof) granted to Participant or vested within the 12 months immediately preceding the date of such Detrimental Activity (or the date on which the Board discovers the Detrimental Activity). This section does not limit the Company’s rights or remedies under this Agreement, or any other agreement between the Company and Participant, or otherwise at law or in equity. In addition, Participant hereby agrees that the Shares shall be subject to any other clawback or recoupment policy of the Company as required by applicable law or regulation (and such requirements shall be deemed incorporated by reference into this Agreement).
Notwithstanding Section 18 of the Plan, the Shares shall not be subject to recoupment, repayment, forfeiture or other similar measure, other than as explicitly set forth in this Agreement, the Offer Letter or the Severance Agreement. Participant agrees that no such recoupment or repayment pursuant to this Section 11 will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement between Participant and the Company.
(b)For purposes of this Section 11, “Detrimental Activity” means (i)
willful
misconduct that contributes to a financial restatement or material error in the calculation of any performance-based measures, if any, used to determine the Shares acquired hereby, or (ii) conduct that constitutes Cause (as defined in the Severance Agreement) that results in material financial or reputational harm to the Company.
12.Miscellaneous.
(a)Governing Law and Venue. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit and consent to the sole and exclusive jurisdiction of the courts of the city and county of San Francisco, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.
(b)Addendum and Sub-Plans. Notwithstanding any provisions in this

Agreement, the Shares shall be subject to any special terms and conditions set forth in any Addendum to this Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in any such Addendum, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Any such Addendum constitutes part of this Agreement. Further, the Plan shall be deemed to include any special terms and conditions set forth in any applicable sub-plan for Participant’s country, and, if Participant relocates to a country for which the Company has established a sub-plan, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons; provided, however, that the French Sub-Plan shall not apply with respect to the grant of Shares hereunder.
(c)Entire Agreement; Enforcement of Rights; Amendment. This Agreement, together with the Plan, the Severance Agreement and the Grant Notice, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior or contemporaneous discussions between them. Except as contemplated by the Plan, no modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement to the extent it would materially and adversely affect the rights of Participant. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.
(d)Severability. If one or more provisions of this Agreement, the Grant Notice or the Plan are held to be unenforceable under Applicable Laws, the parties agree to renegotiate such provision in good faith. In the event that the parties do not reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, the Grant Notice and the Plan, (ii) the balance of the Agreement, the Grant Notice and the Plan shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement, the Grant Notice and the Plan shall be enforceable in accordance with its terms.

(e)Language. If Participant has received this Agreement, the Grant
Notice,
the Plan or any other document related to the Shares and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
(f)Imposition of Other Requirements. The Company reserves the right to
impose other requirements on Participant’s participation in the Plan and on the Shares to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Participant also acknowledges that the Applicable Laws of the country in which Participant is residing or working at the time of receipt, vesting and/or sale of Shares (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject Participant to additional procedural or regulatory requirements that Participant is and will be solely responsible for and must fulfill. Such requirements may be outlined in but are not limited to an Addendum. Notwithstanding any provision herein, the Shares and Participant’s participation in the Plan shall be subject to any applicable special terms and conditions or disclosures as set forth in any Addendum.

(g)Notices. Any notice, demand or request required or permitted to be given
under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email or fax, or forty-eight (48) hours after being deposited in the U.S. mail or a comparable foreign mail service, as certified or registered mail with postage or shipping charges prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address, email or fax number set forth in the Company’s books and records.

(h)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Facsimile, email or other electronic execution and delivery of this Agreement (including but not limited to execution by electronic signature or click-through electronic acceptance) shall constitute valid and binding execution and delivery for all purposes and shall be deemed to be, and have the effect of, an original signature.
(i)Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of Participant under this Agreement may only be assigned with the prior written consent of the Company.
(j)Electronic Delivery. The Company may, in its sole discretion, decide to
deliver to Participant by email or any other electronic means any documents, elections or notices related to this Agreement, the Shares, Participant’s current or future participation in the Plan, securities of the Company or any member of the Company Group or any other matter, including documents, elections and/or notices required to be delivered to Participant by applicable securities law or any other Applicable Laws or the Company’s Amended Certificate of Incorporation or Bylaws. By accepting this Agreement, whether electronically or otherwise, Participant hereby consents to receive such documents and notices by such electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions.

IF YOU WISH TO MAKE A SECTION 83(B) ELECTION, THE FILING OF SUCH ELECTION IS YOUR RESPONSIBILITY.
THE FORM FOR MAKING THIS SECTION 83(B) ELECTION IS ATTACHED TO THIS AGREEMENT.
YOU MUST FILE THIS FORM WITHIN 30 DAYS OF PURCHASING THE SHARES.
YOU (AND NOT THE COMPANY, ANY OF ITS AGENTS OR ANY OTHER PERSON) SHALL BE SOLELY RESPONSIBLE FOR FILING SUCH FORM WITH THE IRS, EVEN IF YOU REQUEST THE COMPANY, ITS AGENTS OR ANY OTHER PERSON TO MAKE THIS FILING ON YOUR BEHALF AND EVEN IF THE COMPANY, ANY
OF ITS AGENTS OR ANY OTHER PERSON HAS PREVIOUSLY MADE THIS FILING ON YOUR BEHALF.
The election should be filed by mailing a signed election form by certified mail, return receipt requested to the IRS Service Center where you file your tax returns. See www.irs.gov.

EXHIBIT A

ELECTION UNDER SECTION 83(B) OF THE INTERNAL REVENUE CODE OF 1986

The undersigned taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code, to include in taxpayer’s gross income for the current taxable year, the amount of any compensation taxable to taxpayer in connection with taxpayer’s receipt of the property described below:

1.	The name, address, taxpayer identification number and taxable year of the undersigned are as follows:

NAME OF TAXPAYER:

NAME OF SPOUSE:

ADDRESS:

IDENTIFICATION NO. OF TAXPAYER:

IDENTIFICATION NO. OF SPOUSE:

TAXABLE YEAR:

1.The property with respect to which the election is made is described as follows:
_______________shares of Class A common stock of Pinterest, Inc., a Delaware corporation (the “Company”), par value $0.00001 per share (the “Shares”).
2.The date on which the property was transferred is: _______________

3.The property is subject to the following restrictions:_______________

The Shares may not be transferred and are subject to forfeiture under the terms of an agreement between the taxpayer and the Company. These restrictions lapse upon the satisfaction of certain conditions contained in such agreement, including continued service.
4.The fair market value at the time of transfer, determined without regard to any restriction other than a restriction which by its terms will never lapse, of such property is: USD $    .
5.The amount (if any) paid for such property: USD $_______________.

The undersigned has submitted a copy of this statement to the person for whom the services were performed in connection with the undersigned’s receipt of the above-described property. The transferee of such property is the person performing the services in connection with the transfer of said property.

The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner.

Dated:	PARTICIPANT:

(Signature)

Spouse of Holder (if applicable)